Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 22, 2026, with respect to the financial statements of Ambros Therapeutics, Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-299079) and related proxy statement/prospectus of Werewolf Therapeutics, Inc. dated October 26, 2026.

/s/ Ernst & Young

San Diego, California
October 26, 2026